Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated November 30, 2005, with respect to the consolidated financial statements, management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Integral Systems, Inc., and subsidiaries included in Integral Systems, Inc.’s Annual Report (Form 10-K) for the year ended September 30, 2005, which are incorporated by reference in this Amendment No. 1 to the Registration Statement on Form S-3. We consent to the incorporation by reference in this Registration Statement of the aforementioned report.

/s/ Grant Thornton LLP

Vienna, Virginia

March 7, 2006